Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

by and among

AMPCO UES SUB, INC.

as the Purchaser,

ASW STEEL INC.

as the Company,

and

CK PEARL FUND, LTD.

and

CK PEARL FUND LP

and

WHITE OAK STRATEGIC MASTER FUND, L.P.

as the Sellers

Dated as of November 1, 2016

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ATTACHMENTS

Attachment A	Index of Defined Terms

SCHEDULES

SELLERS’ DISCLOSURE SCHEDULE

Schedule 2.02	No Conflict
Schedule 2.03	Share Ownership

COMPANY DISCLOSURE SCHEDULE

Schedule 1.01	Purchased Shares
Schedule 1.02	Cash Payment
Schedule 1.06(b)	Consents
Schedule 3.01(c)	Investments
Schedule 3.03(b)	Agreements Relating to Equity Securities
Schedule 3.05(a)	No Conflicts
Schedule 3.05(b)	Governmental Consents, Approvals, Authorizations, Permits
Schedule 3.06	Permits
Schedule 3.07(a)	Financial Statements
Schedule 3.07(b)	Liabilities
Schedule 3.08	Indebtedness
Schedule 3.09	Transactions with Affiliates and Related Persons
Schedule 3.10	Changes or Events
Schedule 3.11	Litigation; Orders
Schedule 3.12	Employee Benefit Plans
Schedule 3.13(a)	Labour and Employment Matters
Schedule 3.13(b)	Employee Census; Employment Agreements
Schedule 3.13(e)	Unpaid Wages
Schedule 3.14(a)	Owned Real Property
Schedule 3.14(b)(i)	Leased Real Property
Schedule 3.14(b)(ii)	Real Property Lease Consent
Schedule 3.15	Personal Property
Schedule 3.16(a)	Intellectual Property
Schedule 3.16(b)	Intellectual Property Rights
Schedule 3.17(b)	Tax Deficiencies
Schedule 3.17(c)	Tax Audits
Schedule 3.18(b)	Environmental Permits
Schedule 3.18(c)	Environmental Claims
Schedule 3.18(e)	Storage Tanks

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Schedule 3.19(a)	Specified Contracts
Schedule 3.19(b)	Specified Contract Deficiencies
Schedule 3.24	Product Warranty
Schedule 7.02	Permitted Liens

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of November 1, 2016 (this “Agreement”), is by and among Ampco UES Sub, Inc., a Delaware corporation (the “Purchaser”), ASW Steel Inc., a company organized and existing under the laws of Ontario (the “Company”), CK Pearl Fund, Ltd., CK Pearl Fund LP (together with CK Pearl Fund, Ltd., “CK Pearl”), and White Oak Strategic Master Fund, L.P., (“White Oak”) (each a “Seller,” and collectively the “Sellers”).

The Purchaser, the Company, and each of the Sellers are sometimes each referred to in this Agreement as a “Party” and collectively referred to in this Agreement as the “Parties”. Certain capitalized terms used in this Agreement that are not otherwise defined in context are defined in Section 7.02(a).

RECITALS

A. The Company is engaged in the business of specialty steel production at its facility located in Welland, Ontario, offering a unique combination of carbon, stainless, and other steel making capabilities (the “Business”).

B. The Sellers own all of the issued and outstanding equity of the Company, and the Purchaser desires to purchase, and the Sellers desire to sell, the issued and outstanding equity of the Company as set forth on Schedule 1.01 (collectively, the “Purchased Shares”) for the consideration, and on the terms and subject to the conditions as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, and intending to be legally bound, the Parties to this Agreement agree as follows:

ARTICLE 1

SALE AND PURCHASE OF SHARES; CLOSING

1.01 Sale and Purchase of the Shares. On the terms and subject to the conditions set forth in this Agreement, the Sellers shall sell the Purchased Shares to the Purchaser and the Company shall issue the Issued Shares to the Purchaser, in each case free and clear of any Liens, restrictions on transfer, options, warrants, rights, calls, commitments, proxies or other contract rights.

1.02 Purchase Price; Closing Consideration.

(a) Purchase Price. The aggregate purchase price for the Purchased Shares and for the Issued Shares is the Purchase Price. For purposes of this Agreement, “Purchase Price” means an amount equal to:

(i) a cash payment (the “Cash Payment”), payable in accordance with Schedule 1.02, which is comprised of:

(A) $2, being the aggregate share consideration payable in respect of the equity interests held by White Oak and CK Pearl; plus

(B) the sum of $3,499,998, less

a. an amount equal to 50% of all change of control, retention or similar bonuses, benefits or payments actually paid or payable to any employee of the Company in connection with the transactions contemplated by this Agreement that are payable within four months following Closing, including any related payroll Taxes; provided that such 50% share shall be subject to a limit of $70,000 (such 50% share of such bonuses, benefits or payments, subject to such limit, the “Retention Obligations”), and less

b. 167,132, as the portion of the Company’s Transaction Expenses payable by White Oak and Ameriforge,

(collectively, the amount in Section 1.02(a)(i)(B), net of the amounts in Section 1.02(a)(i)(B)a and Section 1.02(a)(i)(B)b, referred to in this Agreement as the “Debt Payment”), to be paid to or as directed by the Company in satisfaction of the Outstanding Stakeholder Indebtedness, as provided herein.

1.03 Retained Indebtedness. The Purchaser hereby acknowledges and agrees that the Company will retain the Midcap Obligations, including, without limitation, the aggregate principal amount (a) the term facility, which at Closing is equal to $1,015,650, plus (b) the revolving credit facility, which at Closing is equal to $8,600,000 (collectively, the “Retained Indebtedness”).

1.04 Closing. The purchase and sale of the Purchased Shares and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place electronically by PDF exchange on the date of this Agreement (the “Closing Date”). The Closing shall be deemed to occur at, and the calculation of the Purchase Price shall be made as of, 12:01 a.m. Pittsburgh, Pennsylvania time on the Closing Date.

1.05 Payments at Closing.

(a) Purchase Price. At the Closing, the Purchaser shall pay or cause to be paid, $2 to the Sellers in consideration for the Purchased Shares, and the balance of the Cash Payment, consisting of the Debt Payment, to or as directed by the Company in consideration for the Issued Shares. The Purchaser shall pay such Debt Payment in satisfaction of the Outstanding Stakeholder Indebtedness referenced in Section 1.05(b) as directed by the Company by wire transfer of immediately available funds to the accounts designated on the flow of funds (“Flow of Funds”) delivered by the Sellers and the Company to the Purchasers prior to the Closing.

(b) Indebtedness. Each Seller, severally on behalf of itself, and the Company will ensure that all outstanding indebtedness owing by the Company to White Oak, Ameriforge and CK Pearl (the “Outstanding Stakeholder Indebtedness”), other than the portion thereof equal to the Debt Payment, will be forgiven and released prior to the Closing. The amount paid to White Oak and Ameriforge pursuant to the Debt Payment, is the aggregate amount being paid in full and final satisfaction of the residual amount of such Outstanding Stakeholder Indebtedness as at Closing, and for greater certainty, upon payment of such amount, all Outstanding Stakeholder Indebtedness shall be released and discharged in full and all Liens granted by the Company relating to the Outstanding Stakeholder Indebtedness shall be released and discharged.

1.06 Seller Deliverables. At or prior to the Closing, the Sellers have delivered to the Purchaser, or have caused delivery to the Purchaser, each of the following:

(a) share certificates representing the Purchased Shares, free and clear of any Liens duly endorsed (or accompanied by duly executed stock powers), for transfer to the Purchaser;

(b) all consents, approvals, releases and filings set forth on Schedule 1.06(b) attached hereto, on terms reasonably satisfactory to the Purchaser;

(c) evidence of termination of all agreements between the Company or any of the Sellers, on the one hand, and any Related Person of the Company or any of the Sellers, on the other hand, in form and substance reasonably satisfactory to the Purchaser;

(d) certified copies of the resolutions duly adopted by the Sellers’ respective boards of directors in each case, authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and incumbency certificates of each Seller certified by its applicable officers, and the consummation of all Contemplated Transactions, in each case in form and substance satisfactory to the Purchaser;

(e) a certificate of good standing (or equivalent) of each of the Sellers, as applicable, in its respective jurisdiction of organization dated within five (5) days of the Closing Date;

(f) a counterpart of the Flow of Funds, duly executed by each Seller and by Ameriforge; and

(g) confirmation from each of Ameriforge, White Oak and CK Pearl that the Outstanding Stakeholder Indebtedness, other than the portion thereof equal to the Debt Payment, has been forgiven and released prior to the Closing, and a pay-off letter from each of Ameriforge, White Oak and CK Pearl, evidencing that all residual indebtedness of the Company thereto has been paid off or released and satisfied in full contemporaneous with the Closing, in form and substance satisfactory to the Purchaser.

1.07 Company Deliverables. At or prior to the Closing, the Company has delivered to the Purchaser, or has caused delivery to the Purchaser, each of the following:

(a) resignations, effective as of the Closing, of each director and officer of the Company other than those whom the Purchaser shall have specified to the Company in writing prior to the Closing, in each case in form and substance satisfactory to the Purchaser;

(b) certified copies of the resolutions duly adopted by the Company’s board of directors, authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Company is a party, and the consummation of all Contemplated Transactions, in form and substance satisfactory to the Purchaser;

(c) a certificate of good standing (or equivalent) of the Company in its jurisdiction of organization dated within five (5) days of the Closing Date;

(d) a certificate of the secretary of the Company (i) including correct and complete copies of (A) the Organizational Documents (other than the bylaws) of the Company and (B) the bylaws of the Company (ii) stating that the Organizational Documents of the Company, delivered under this Section 1.07(d) were in effect on (A) the date of adoption of those resolutions delivered under Section 1.07(d) and (B) the Closing Date, and (iii) including incumbency and specimen signatures, signed by the officers of the Company and certified by their respective secretary;

(e) the minute books and corporate seal of the Company, as applicable;

(f) releases duly executed by each officer and director of the Company, in form and substance satisfactory to the Purchaser;

(g) a counterpart of the Employment Agreement, duly executed by Tim Clutterbuck;

(h) a counterpart of the Flow of Funds; and

(i) such other documents or instruments as the Purchaser reasonably requests in order to fully effect all of the transactions contemplated by this Agreement.

1.08 Purchaser Deliverables. At or prior to the Closing, the Purchaser has delivered or caused to be delivered to the Sellers, or as the Sellers shall have directed (a) the Cash Payment, in accordance with Section 1.05(a) and 1.05(b), (b) a counterpart of the Flow of Funds; and (c) any documents necessary to evidence the retention of the Retained Indebtedness by the Purchaser.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES—SELLERS

Each Seller, severally on behalf of itself and not jointly, represents and warrants to the Purchaser as follows:

2.01 Incorporation and Authority; Enforceability. Such Seller has the power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations under this Agreement and the Contemplated Transactions and is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Transaction Documents to which such Seller is a party and the consummation of the Contemplated Transactions has been validly executed and delivered by such Seller and, assuming the due authorization, execution, and delivery by the Company and the Purchaser, constitutes a legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”).

2.02 No Conflict. The execution and delivery of the Transaction Documents to which such Seller is a party does not, and the performance of this Agreement and the Contemplated Transactions by such Seller shall not, (a) assuming that all consents, approvals, and other authorizations solely relating to the Company and the Purchaser have been obtained and that all filings and other actions solely relating to the Company and the Purchaser have been made or taken, violate any Law applicable to such Seller, (b) except as set forth in Schedule 2.02 of the disclosure schedule delivered by the Sellers to the Purchaser concurrently with the execution and delivery of this Agreement (the “Sellers’ Disclosure Schedule”), result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other binding commitment, instrument, or obligation (each, a “Contract”) to which such Seller is a party or by which such Seller is bound, (c) in the case of any Seller that is not an individual, violate its Organizational Documents or (d) result in the creation of imposition of any Lien on such Seller’s Company Stock.

2.03 Share Ownership. Each Seller is the record and beneficial owner, free and clear of any Liens or other restrictions on transfer, of the Company Stock as set forth opposite the name of such Seller on Schedule 2.03 of the Sellers’ Disclosure Schedule other than those provided for in the Organizations Documents and any shareholder agreement to which the Sellers are a party. Except for this Agreement and as set forth in Schedule 2.03 of the Sellers’ Disclosure Schedule, such Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of the Company Stock or any options exercisable for the capital stock of the Company. Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Company Stock.

2.04 Absence of Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened, against such Seller before any Governmental Entity that would or seeks to delay or prevent the consummation of the Contemplated Transactions. Such Seller is not subject to any continuing order of, consent decree, settlement agreement, or other similar written agreement with, or, to the Knowledge of such Seller, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination, or award of any Governmental Entity that would or seeks to delay or prevent the consummation of the Contemplated Transactions.

2.05 Brokerage. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of such Seller, and neither the Company nor the Purchaser shall be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Contemplated Transactions based upon arrangements made by or on behalf of such Seller.

2.06 Dividends and Distributions. Since the date of the Reference Balance Sheet, no Seller has received, directly or indirectly, any dividends or other distribution on any of its shares of any class from the Company or any Subsidiary of the Company.

2.07 Forgiven Debt. As of the Closing Date, all Indebtedness of Company owing to such Seller, other than the Debt Payment payable on Closing and the Retained Indebtedness, has been fully forgiven and satisfied.

2.08 Claims against the Company. Such Seller and its Related Persons do not have any material claim or right against the Company.

2.09 Disclosure. To the Knowledge of each Seller, none of the representations in this Article 2 made by such Seller, and none of the representations of Company in Article 3 are untrue or incorrect, in each case in any material respect.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES—COMPANY

The Company represents and warrants to the Purchaser as follows:

3.01 Organization and Qualification; Subsidiaries; Investments.

(a) The Company is duly organized, validly existing, and in good standing under the laws of the Province of Ontario and has the requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. The Company is qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its business makes such qualification or licensing necessary.

(b) The Company has no Subsidiaries.

(c) Schedule 3.01(c) of the Company Disclosure Schedule lists any and all persons in which the Company, directly or indirectly, owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% (collectively, the “Investments”). There are no outstanding contractual obligations of the Company requiring the Company to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any Investment.

3.02 Organizational Documents.The Company has made available to the Purchaser a complete and correct copy of its Organizational Documents, each as amended to date. All Organizational Documents of the Company are in full force and effect. The Company is not in violation of any of the provisions of its Organizational Documents.

3.03 Capitalization.

(a) The authorized share capital of the Company consists of an unlimited number of Common shares (collectively, the “Company Stock”), of which 156,222 Common shares of the Company Stock are issued and outstanding immediately prior to the issuance of the Issued Shares. All such shares of issued and outstanding Company Stock were duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with all Laws, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned of record and beneficially by the Sellers as set forth on Schedule 2.03 of the Sellers’ Disclosure Schedule free and clear of all Liens other than those arising under applicable securities laws or under the Organizational Documents. All Issued Shares have been duly authorized, will be, on completion of the transactions contemplated by this Agreement, validly issued, fully paid and non-assessable, and issued in compliance with all Laws, will not be subject to, nor will they have been issued in violation of, any preemptive rights, and will be owned of record by the Purchaser free and clear of all Liens other than those arising under applicable securities laws or under the Organizational Documents.

(b) Except as set forth in Schedule 3.03(b) of the Company Disclosure Schedule, there are no (i) subscriptions, calls, contracts, options, warrants, or other rights, agreements, or arrangements to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of the Company, (ii) securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (iii) equity equivalents, stock appreciation rights, phantom stock, or other ownership interests in the Company. Except as set forth in Schedule 3.03(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem, or otherwise acquire any outstanding securities of the Company, to vote or to dispose of any shares of the Company Stock or to make any investment in any person. Except as set forth in Schedule 3.03(b) of the Company Disclosure Schedule, the Company is not a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or similar agreement relating to any equity securities of the Company or any other Contract relating to disposition, voting, or dividends with respect to any equity securities of the Company. All of the shares of the Company Stock have been issued by the Company in compliance with applicable securities laws.

3.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations under such Transaction Documents, and to consummate the Contemplated Transactions to be consummated by the Company. The execution, delivery, and performance of the Transaction Documents to which the Company is a party and the consummation by the Company of the Contemplated Transactions has been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions. The Transaction Documents to which the Company is a party have been validly executed and delivered by the Company and, assuming the due authorization, execution, and delivery by the Purchaser and the Sellers, constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3.05 No Conflict; Required Filings and Consents.

(a) Except as set forth in Schedule 3.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the Contemplated Transactions by the Company shall not, (i) violate or result in a breach of the Organizational Documents of the Company, (ii) violate any Law applicable to the Company, (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under any Contract to which the Company is a party or by which the Company is bound, or (iv) violate any permits, licenses, certificates, approvals, qualifications, authorizations, and registrations required by Law (each, an “Existing Permit”) of the Company.

(b) Except as set forth on Schedule 3.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the Contemplated Transactions by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, provincial, local, or foreign court, arbitral tribunal, administrative agency or commission or other public, statutory, governmental, semi-governmental or judicial body, entity, ministry, department or regulatory authority or administrative agency or commission (each, a “Governmental Entity”).

3.06 Compliance with Laws; Permits. (a) The Company is, and since the date of its incorporation has been, in compliance with all Laws applicable to its business and operations other than acts of non-compliance which, individually or in the aggregate, are not material. All Existing Permits of the Company which are necessary to the conduct of the business of the Company are in full force and effect and the Company is not in violation of any Existing Permit other than acts of non-compliance which, individually or in the aggregate, are not material. The Company has maintained all records and has made all reports and filings required by the Existing Permits. No action is pending, or to the Knowledge of the Company, threatened, by any Governmental Entity to revoke, suspend, modify or limit any Existing Permit. All Existing Permits issued to the Company are listed on Schedule 3.06 of the Company Disclosure Schedule.

3.07 Financial Statements; Undisclosed Liabilities.

(a) Schedule 3.07(a) of the Company Disclosure Schedule contains true and complete copies of the following financial statements: (i) the audited consolidated balance sheets of the Company as of December 31, 2013, December 31, 2014, and December 31, 2015 and the related audited consolidated statements of income, retained earnings, and cash flows of the Company for the fiscal years then ended, and the reports of the Company’s independent accountants (the “Audited Financial Statements”), and (ii) the unaudited balance sheet of the Company as of September 30, 2016 (the “Reference Balance Sheet”), and the related unaudited statements of income and cash flows of the Company for such period (the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”). Except as set forth in Schedule 3.07(a) of the Company Disclosure Schedule, the Financial Statements (including, in each case, any notes to such statements) have been prepared on a basis consistent with the books and records of the Company, and present fairly the financial condition, results of operations and cash flows of the Company in all material respects in accordance with the Accounting Principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the Unaudited Financial Statements, footnotes and other presentation items, in each case none of which is material either individually or in the aggregate).

(b) The Company has no obligation or Liability (in any case, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due) other than: (i) liabilities and obligations set forth on the face of the Reference Balance Sheet, (ii) liabilities and obligations which have arisen since the date of the Reference Balance Sheet in the ordinary course of business (none of which is a liability (A) resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of Law, environmental matter, claim or lawsuit, or (B) that would result in a Material Adverse Effect), and (iii) liabilities and obligations as and to the extent set forth on Schedule 3.07(b) of the Company Disclosure Schedule.

3.08 Indebtedness. Schedule 3.08 of the Company Disclosure Schedule sets forth all outstanding guarantees, letters of comfort, letters of assurance, letters of credit, performance bonds, assurance bonds, surety agreements, indemnity agreements and any other legally binding forms of assurance or Guaranty issued in connection with the Business, whether or not issued by the Company, any of the Sellers, a Related Person of the Company or any of the Sellers, or other person. Schedule 3.08 separately discloses the Outstanding Stakeholder Indebtedness and all Indebtedness of the Company as of the date immediately preceding the Closing Date other than the Retained Indebtedness.

3.09 Transactions with Affiliates and Related Persons. Schedule 3.09 of the Company Disclosure Schedule sets forth a list of all of the Contracts between the Company, on the one hand, and any of the Company’s officers, directors, or any Seller on the other hand other than the Outstanding Stakeholder Indebtedness. Except as set forth in Schedule 3.09 of the Company Disclosure Schedule, no Seller or any Related Person of the Company has, or since January 1, 2015, has had, any interest in any property used in the Business. Except as set forth in Schedule 3.09 of the Company Disclosure Schedule, to the Knowledge of the Company no Seller or any Related Person of the Company owns, or since January 1, 2015 has owned, an equity interest or any other financial interest in, a person that has had material business dealings or a material financial interest in any transaction with the Company, other than business dealings or transactions conducted in the ordinary course of the Company’s business at substantially prevailing market prices and market terms.

3.10 Absence of Changes or Events. Since the date of the Reference Balance Sheet, except as set forth in Schedule 3.10 of the Company Disclosure Schedule, the Company has conducted its businesses only in the ordinary course of business and in a manner consistent with past custom and practice (the “Ordinary Course of Business”), and none of the following have occurred:

(a) any damage, destruction or other casualty loss (whether or not covered by insurance) or any Material Adverse Effect;

(b) any change in any method of accounting or accounting practice by the Company, except for any change required by a change in the Accounting Principles;

(c) any (i) general increase in benefits payable under any existing severance or termination pay policies or (ii) material increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company;

(d) any declaration or payment of any dividends or distributions with respect to equity securities of the Company or any redemption of any equity securities of the Company;

(e) any sale, lease or disposal of any of the Company’s assets, which assets individually have a value in excess of $50,000, other than inventory sold in the Ordinary Course of Business;

(f) any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) entered into by the Company involving more than $50,000 and outside the Ordinary Course of Business, including (without limitation) any severance, termination or change of control agreement with any directors, officers or employees of the Company;

(g) any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Company is a party or by which it is bound;

(h) any imposition or creation of any Liens (other than Permitted Liens) upon any of the Company’s assets, tangible or intangible;

(i) any capital expenditure (or series of related capital expenditures) involving more than $50,000 and outside the Ordinary Course of Business;

(j) any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans, and acquisitions) involving more than $50,000 and outside the Ordinary Course of Business;

(k) any delay or postponement of the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

(l) any cancellation, compromise, waiver, or release by the Company of any right or claim (or series of related rights and claims) involving more than $50,000 and outside the Ordinary Course of Business;

(m) any transfer, assignment, or grant by the Company of any license or sublicense of any rights under or with respect to any Intellectual Property;

(n) any issuance, sale, or other disposal of capital stock of the Company, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any such capital stock;

(o) any loan to, or any other transaction with, any of the Company’s directors, officers, and employees outside the Ordinary Course of Business;

(p) any entry into any employment contract or collective bargaining agreement by the Company, written or oral, or modification of the terms of any existing such contract or agreement;

(q) any receipt of an application for certification by a trade union to represent employees of the Company, or any Knowledge of a union organizing activities in connection with the Company’s employees;

(r) any discharge by the Company of any material liability or Lien outside the Ordinary Course of Business; or

(s) any agreement to do any of the foregoing.

3.11 Litigation. Schedule 3.11 of the Company Disclosure Schedule sets forth an accurate and complete list of litigation, suits, claims, actions, proceedings, hearings, petitions, grievances, complaints, or investigations (an “Action”) that are pending or, to the actual knowledge of Tim Clutterbuck, Lynn Currie, Kevin Kingsley-Williams and Gary Mayne, threatened against the Company, or any property or asset of the Company, before any Governmental Entity or arbitrator. No executive officer or director of the Company is a defendant in any Action in connection with his or her status as an executive officer or director of the Company. Except as set forth in Schedule 3.11 of the Company Disclosure Schedule, the Company is not subject to any continuing order of, consent decree, settlement agreement, or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination, or award of, any Governmental Entity. There are no outstanding orders, judgments, injunctions, awards, or decrees of any Governmental Entity against the Company.

3.12 Employee Benefit Plans.

(a) Schedule 3.12 of the Company Disclosure Schedule lists all employee benefit plans and all bonus, stock option or equity incentive, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, or change in control or severance plans, programs, policies, agreements or arrangements or other material benefit plans, programs, policies, agreements or arrangements (collectively, the “Plans”). The Company has made available to the Purchaser a true and complete copy (where applicable) of (A) each Plan (or, where a Plan has not been reduced to writing, a summary of all material Plan terms of such Plan), (B) each trust or funding arrangement prepared in connection with each such Plan, (C) the most recently prepared actuarial report and financial statement in connection with each such Plan, if such reports and statements are prepared, and (D) the most recent summary plan description, any summaries of material modifications, any employee handbooks, and any material written communications (or a description of any material oral communications) by the Company to any current or former employees, consultants, or directors of the Company concerning the extent of the benefits provided under a Plan.

(b) Except as disclosed in Schedule 3.12, no Plan exists that would result in the payment to any present or former employee, director or consultant of the Company of any money or other property or accelerate or provide any other rights or benefits to any current or former employee, director, or consultant of the Company as a result of the Contemplated Transactions (whether alone or in connection with any other event).

(c) With respect to each Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (ii) to the Knowledge of the Company, no facts or circumstances exist that would give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by any Governmental Entity, is pending, in progress or, to the Knowledge of the Company, threatened.

(d) All contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Plan. Except as taken into account in determining Closing Net Working Capital, no unfunded liability exists with respect to any Plan.

(e) The Company does not sponsor any Plans that are defined benefit pension plans. The pension plans included in the Plans are registered (if required) under and are in compliance with all applicable Laws, and all reports, returns and filings required to be made thereunder have been made. None of the Plans provides post-retirement benefits to employees of the Company or any of their beneficiaries or dependants. Except as disclosed in Schedule 3.12 none of the Plans is a multi-employer pension plan as defined under applicable Laws.

The Company has not made any representations to employees, nor does there exist any undertaking or commitment, whether legally binding or not, to create any additional Plan or to change or modify any existing Plan. No contractors, consultants, agents or agency employees are eligible for or entitled to benefits under any Plan, and no promise or commitment has been made by the Company to any such Person with respect to coverage under any Plan.

3.13 Labour and Employment Matters.

(a) Except as set forth on Schedule 3.13(a), there are no collective bargaining agreements to which the Company is a party applicable to persons employed by the Company.

There are no unfair labour practice complaints pending against the Company before any Governmental Entity, and none have been filed against the Company within the past three (3) years. There is no strike, controversy, slowdown, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, by or with respect to any employees of the Company, nor has there been any such strike, controversy, slowdown, work stoppage or lockout within the past three (3) years. There are no outstanding charges or orders requiring the Company to comply with the Occupational Health and Safety Act (Ontario) or comparable legislation of any other jurisdiction.

(b) Except as set forth on Schedule 3.13(b) of the Company Disclosure Schedule, none of the persons employed by the Company are subject to written employment agreements. Schedule 3.13(b) of the Company Disclosure Schedule sets forth a complete and correct list of all employees and independent contractors of the Company, showing for each: (i) employee or contractor identification number, (ii) hire date, (iii) current job title, (iv) status as employee or independent contractor, (v) base salary, bonus and commission paid during 2015, (vi) 2016 base salary and 2016 target bonus if any, (vii) annual vacation entitlement; (viii) leave status (including type of leave, the date the leave began, if applicable, and expected return date, if known; and (ix) whether there has been any increase in compensation, bonus, incentive, or service award or any grant of any severance or termination pay or any other increase in benefits or any commitment to do any of the foregoing since January 1, 2016.

(c) The Company has provided the Purchaser with complete and correct copies of current (i) severance, vacation or other paid leave policies of the Company, (ii) trade secret, non-compete, non-disclosure and invention assignment agreements between the Company and its current employees, (iii) manuals and handbooks applicable to employees or consultants of the Company.

(d) To the Knowledge of the Company, no executive or key employee of the Company or any group of employees of the Company plans to terminate employment with the Company.

(e) Except as set forth on Schedule 3.13(e) of the Company Disclosure Schedule, all amounts due or accrued for wages, salaries, commissions, bonuses and benefits have either been paid or are accurately reflected in the Company’s books and records.

3.14 Real Property.

(a) Schedule 3.14(a) lists all real property currently or formerly owned by the Company, along with a description of the property and its uses and the time of the disposition of the property, if applicable (the “Owned Real Property”). The Company is not a party to any agreement or option to purchase any real property or interest therein relating to, or intended to be used in the operation of, the Company.

(b) Schedule 3.14(b)(i) of the Company Disclosure Schedule lists by address each parcel of real property leased or subleased by the Company (the “Leased Properties,” and together with the Owned Real Property, the “Real Property”), together with the location, approximate square footage, and term of the applicable lease. The Company has made available to the Purchaser a true and complete copy of each lease (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) set forth in Schedule 3.14(b)(i) of the Company Disclosure Schedule (the “Real Property Leases”). The Company has not collaterally assigned or granted any other security interest in any Real Property Leases other than pursuant to the Midcap Security. The Company has the right to the use and occupancy of the Leased Properties, subject to the terms of the applicable lease or sublease relating thereto and to any Permitted Liens. With respect to each of the Real Property Leases, except as set forth on Schedule 3.14(b)(ii) of the Company Disclosure Schedule: (A) such Real Property Lease is legal, valid, binding, enforceable, and in full force and effect; (B) the consummation of the Contemplated Transactions do not require the consent of any other party to such Real Property Lease and will not result in a breach of or a default under such Lease; (C) neither the Company nor to the Knowledge of the Company any other party to the Real Property Lease is in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit the termination, modification, or acceleration of rent under such Real Property Lease; and (D) the Company has not subleased, licensed, or otherwise granted any person the right to use or occupy such Leased Property or any portion thereof.

(c) To the Knowledge of the Company, no condemnation or eminent domain proceedings that affect any Real Property exist. As of the date of this Agreement, the Real Property constitutes all the real property used in the business of the Company.

(d) All material buildings, structures, improvements, fixtures, building systems and equipment included in the Real Property are in good operating condition, ordinary wear and tear excepted. The Real Property is zoned so as to permit its current use. Except as disclosed in Schedule 3.14(d), the use by the Company of the Real Property is in compliance with applicable Laws and, in particular, is not in breach of any building, zoning or other statute, by-law, ordinance, regulation, covenant, restriction or official plan, and the buildings and structures on the Real Property have access to public roads or valid easements over private streets or private property for ingress to and egress from such buildings and structures, and specifically:

(i) no alteration, repair, improvement or other work that has not been completed has been ordered, directed or requested in writing by any Governmental Entity to be done in respect of the Real Property or any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works;

(ii) the Real Property is supplied with utility services and systems necessary and sufficient for the operation of the Business as currently conducted, and all such utility services and systems are operational;

(iii) all accounts for work and services performed and materials furnished in respect of the Real Property at the request of the Company have been paid and no person is entitled to claim a lien under the Construction Lien Act

(Ontario) and similar legislation in any other jurisdiction against the Real Property or any part thereof, other than for current accounts in respect of which the due date has not yet passed;

(iv) there is nothing owing by the Company in respect of the Real Property to any municipal corporation, or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the due date has not yet passed;

(v) all infrastructure on the Real Property is secured by valid easements; and

(vi) no part of the Real Property has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given, threatened or commenced.

3.15 Sufficiency of Assets; Personal Property.

(a) Except as set forth in Schedule 3.15 of the Company Disclosure Schedule, the Company owns good and marketable title, free and clear of all Liens, other than Permitted Liens, to all of the real, personal and tangible property and assets shown on the Reference Balance Sheet or acquired thereafter. The assets of the Company includes all of those assets (real, personal and tangible) necessary to conduct the Business as presently conducted and enables the Company to operate the Business in the same manner as operated by the Company prior to and as of the Closing Date.

(b) All of the Company’s machinery, equipment and other tangible personal property and assets are in good condition and repair in all material respects, ordinary wear and tear excepted, and are useable in the ordinary course of business.

3.16 Intellectual Property.

(a) Schedule 3.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the following that are owned or used by the Company (identifying for each, the owner): (i) all patented or registered Intellectual Property, including all Internet domain name registrations; (ii) all pending patent applications or other applications for registration of Intellectual Property; and (iii) all trade or corporate names and all material unregistered trademarks and service marks.

(b) Except as provided in Schedule 3.16(b) of the Company Disclosure Schedule, (i) the Company has not infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any third party, and the business of the Company as now conducted and presently proposed to be conducted does not and would not so violate, infringe or misappropriate such Intellectual Property rights, (ii) there are no Actions instituted or pending against the Company or, to the Knowledge of the Company, threatened by any person contesting or challenging the ownership or right of the Company to use any Company Intellectual Property

Rights, and to the Knowledge of the Company, no person is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of the Company, (iii) each trademark registration, service mark registration, copyright registration, and patent that is owned by the Company has been maintained in good standing and, with respect to those licensed to the Company, has, to the Knowledge of the Company, been maintained in good standing, (iv) there is no Intellectual Property owned by a third party that the Company is using without a license, (v) the Company owns or possesses adequate licenses or other rights to use all Intellectual Property necessary to conduct the Company’s business (“Company Intellectual Property Rights”) free and clear of all Liens, (vi) all of the Company Intellectual Property Rights owned by the Company are valid, subsisting and enforceable and in full force and effect and no loss of the Company Intellectual Property Rights is reasonably foreseeable, (vii) the Company has not received any written, or to the Knowledge of the Company, oral notice claiming that it has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any third parties, and (viii) the consummation of the Contemplated Transactions shall not impair the validity, enforceability, ownership or right of the Company in or to the Company Intellectual Property Rights. The Company does not use, and it will not be necessary to use, any inventions of any of its employees or consultants (or persons it currently intends to hire) made prior to his or her employment by the Company. Each current and former employee, independent contractor and consultant has assigned to the Company (or the party that assigned such Intellectual Property to the Company) all Intellectual Property rights he or she developed in the course of his or her employment or engagement by the Company, and has assigned to the Company (or the party that assigned such Intellectual Property to the Company) any other Intellectual Property rights he or she owns that the Company uses in the Company’s business as now conducted and as presently proposed to be conducted. The Company has used reasonable efforts to prevent disclosure of the Company’s confidential information, to maintain the secrecy and value of the Company’s trade secrets, and to protect, preserve and maintain the Company’s Intellectual Property.

(c) The Company has complied in all material respects with all applicable Laws pertaining to data, the collection and use of data, personally identifiable information and bulk commercial faxes and e-mail. The Company has the right (and upon consummation of the transactions contemplated by this Agreement, the Purchaser will have the right) to use all of the information in each of its databases.

3.17 Taxes.

(a) (i) The Company has timely filed or caused to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by it, and any such filed Tax Returns are true, correct and complete and (ii) the Company has timely paid any Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which the Company has set aside adequate reserves.

(b) Except as set forth in Schedule 3.17(b) of the Company Disclosure Schedule, no deficiency for any Tax has been asserted or assessed by any Governmental Entity in writing against the Company.

(c) Except as set forth in Schedule 3.17(c) of the Company Disclosure Schedule, (i) there are no pending or threatened audits, examinations, investigations or other proceedings in respect of a material amount of Taxes of the Company with respect to which the Company has been notified in writing and (ii) the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, which waiver or agreement is still in effect.

(d) The Company is not a party to any indemnification, allocation, or sharing agreement with respect to Taxes that would give rise to a payment or indemnification obligation.

(e) The Company has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party.

(f) No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that such person is or may be subject to taxation by such jurisdiction nor, to the Knowledge of the Company, is there a basis for such a claim.

(g) No Permitted Liens for Taxes exist except for statutory Liens for Taxes not yet due.

3.18 Environmental Matters.

(a) Compliance. The Company is in compliance, and has been in compliance for the last two (2) years, with all applicable Environmental Laws, except for non-compliance that, individually or in the aggregate, is not material. The Company has not received any written notice of any violation or Action from any Governmental Entity that the Real Property is not, or has not been, in compliance with Environmental Laws.

(b) Permits. Except as set forth on Schedule 3.18(b),the Company has obtained and is in compliance with all Environmental Permits that are required for the occupation of its facilities and the operation of the Business, and except for any non-compliance that is immaterial or that has been fully and finally resolved with no future obligation. The Company has maintained all records and has made all reports and filings required by the Environmental Permits. No action is pending, or to the Knowledge of the Company, threatened, by any Governmental Entity to revoke, suspend, modify or limit any Environmental Permit. All Environmental Permits issued to the Company and true and complete copies of all applications for additional Environmental Permits or to amend an Environmental Permit are listed on Schedule 3.18(b) of the Company Disclosure Schedule.

(c) Pending or Threatened Environmental Claims. There are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company, including in connection with the Real Property or any other locations to which the Company has sent, or has caused to be sent, any Hazardous Materials. Schedule 3.18(c) of the Company Disclosure Schedule lists all unresolved Environmental Claims against the Company. The Company has not received any written request for information, notice of claim, demand or other written notification or communication that it is or may be potentially responsible with respect to any liability or obligation related to any Environmental Laws or to any threatened or actual Release of any Hazardous Materials, except for liabilities and obligations which, individually or in the aggregate, are not material. There has been no past, and there is no pending, or to the Knowledge of the Company, contemplated, Action against the Company under any Environmental Law. The Company has not entered into any agreement with any person regarding any Environmental Law or assumed or retained any material Liability arising from or relating to any Environmental Law.

(d) Release of Hazardous Materials; No Hazardous Materials on Real Property. No Hazardous Materials are being Released on, at, or under the Real Property, and to the Knowledge of the Company, at any other location to which the Company has sent, or has caused to be sent, Hazardous Materials, where such Releases are in violation of any applicable Environmental Law individually or in the aggregate in any material respect or in an amount that would require clean-up under any applicable Environmental Law.

(e) Storage Tanks; Hazardous Wastes; Asbestos and PCBs. Except as set forth on Schedule 3.18(e) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no underground storage tanks on or at the Real Property. There are no hazardous waste storage, treatment or disposal units or waste surface impoundments at the Real Property. All regulated asbestos containing material and polychlorinated biphenyls equipment on, in or at the Real Property have been identified and are being managed in compliance with applicable Environmental Laws. The Company has provided the Purchaser with copies of all asbestos management plans.

(f) Reports. The Company has delivered to the Purchaser true and complete copies and results of any assessments, investigations, audits, reports, asbestos records, studies, surveys, analyses, tests, or monitoring possessed or initiated by the Company or the Sellers or their respective Representatives pertaining to (i) matters in this Section 3.18, (ii) Hazardous Materials or activities in, on, or under the Real Property, or (iii) compliance with Environmental Laws by the Company. To the Knowledge of the Company, no other documents reflecting such assessments, audits, reports, studies, analyses, tests, or monitoring pertaining to the Real Property or Business exist and is readily accessible by the Company.

3.19 Specified Contracts.

(a) Schedule 3.19(a) of the Company Disclosure Schedule sets forth a true and complete list of the Specified Contracts. The Company has made available to the Purchaser true and complete copies of each of the Specified Contracts, together with all amendments, waivers or other changes thereto and true and complete written summaries of any oral Specified Contracts.

(b) Except as set forth in Schedule 3.19(b) of the Company Disclosure Schedule, (i) each Specified Contract is a legal, valid, and binding obligation of the Company, in full force and effect and enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) the Company has not received written or, to the

Knowledge of the Company, any other notice, nor has reason to believe, that any Specified Contract is not a legal, valid, and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exception, (iii) the Company is not and, to the Knowledge of the Company, no counterparty is, in breach or violation of, or default under, any Specified Contract, (iv) the Company has not received any claim of default under any Specified Contract, (v) no event has occurred which would result in a breach or violation of, or a default under, any Specified Contract (in each case, with or without notice or lapse of time or both) and (vi) the completion or performance of any Contract for the sale of goods or services by the Company will not result in less than zero profit margins to the Company.

(c) For purposes of this Agreement, the term “Specified Contract” means any of the following Contracts (together with all exhibits and schedules thereto) to which the Company is a party as of the date of this Agreement:

(i) any limited liability company agreement, joint venture, or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the Business of the Company;

(ii) any Contract relating to (A) Indebtedness for borrowed money and having an outstanding principal amount in excess of $50,000 or (B) conditional sale arrangements, obligations secured by a Lien, or interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of the Company under such Contract are greater than $50,000;

(iii) any Contract that purports to limit the right of the Company (A) to engage or compete in any line of business or (B) to compete with any person or operate in any location or during any period of time, in the case of each of (A) and (B), in any respect material to the Business of the Company, taken as a whole;

(iv) any Real Property Lease;

(v) any Contract for a remaining term of one year or greater involving (A) the supply of goods or services to or from the Company, or (B) the distribution of goods or services to or from the Company, in each case, where the amount or value of the goods and services remaining to be provided is in excess of $50,000;

(vi) any licensing arrangement or other agreement in which rights have been granted with respect to Intellectual Property (other than licenses of commercial off-the-shelf software with a replacement cost and/or annual license fee of less than $50,000);

(vii) any Contract entered into after January 1, 2014 or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such Contract in excess of $50,000 other than inventory;

(viii) any Contract which by its terms calls for aggregate payments by the Company under such Contract of more than $50,000 over the remaining term of such Contract;

(ix) any acquisition Contract pursuant to which the Company has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $50,000;

(x) any Contract for the employment or retention of any person providing for severance obligations beyond the statutory minimum provided in the Employment Standards Act (Ontario);

(xi) any Contract with any of the Sellers and their Affiliates (other than the Company);

(xii) any Contract under which the consequences of a default or termination could have a Material Adverse Effect;

(xiii) any Contract that requires the Company to purchase its total requirements of any product or service from a third party or contains any “take or pay” provisions; and

(xiv) any Contract that contains a “most favored nations” provision.

3.20 Insurance. The Company maintains insurance policies against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses and true and complete copies of all such insurance policies have been made available by the Company to the Buyer. With respect to each such insurance policy: (a) the policy is in full force and effect; (b) the Company is not in material breach or default with respect to payment, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (c) no written, or, to the Knowledge of the Company, other notice of cancellation or termination has been received other than in connection with ordinary renewals.

3.21 Customer; Suppliers.

(a) The Company has disclosed to the Buyer the ten (10) largest suppliers of the Company based on amounts invoiced during the twelve (12) month period ended August 31, 2016, and indicates with respect to each, the name and address, dollar volume, and nature of the relationship. There exists no actual or, to the Knowledge of the Company, threatened, termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Company with any such supplier.

(b) The Company has disclosed to the Buyer the ten (10) largest customers of the Company based on sales volumes during the twelve (12) month period ended August 31, 2016. There exists no actual or, to the Knowledge of the Company, threatened, termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Company with any such customer.

3.22 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.23 Inventory. All inventory of the Company reflected on the Financial Statements or acquired since the date thereof was acquired and has been maintained in the ordinary course of business, and all such inventory reflected on the Financial Statements is reflected thereon in accordance with the Accounting Principles applied on a consistent basis, is of good and merchantable quality and consists of a quantity useable and saleable in the Ordinary Course of Business. No person has any Lien on the inventory of the Company or any part thereof other than Permitted Liens. No inventory is held on consignment basis.

3.24 Product Warranty. Schedule 3.24 of the Company Disclosure Schedule includes copies of the standard terms and conditions of sale for products sold by the Company (containing applicable guaranty, warranty, and indemnity provisions as provided by the Company, without regard to any guaranty, warranty or indemnity provisions of the products provided by the manufacturers or distributors thereof). The Company does not have a return policy. No product sold by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale set forth in Schedule 3.24 of the Company Disclosure Schedule. The reserve for product warranty claims and returns set forth in the Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company, is sufficient to capture the costs and expenses associated with such claims. Schedule 3.24 lists all warranty claims not yet settled by the Company.

3.25 Accounts Receivable. Except as set forth in Schedule 3.25, subject to the reserves set forth on the face of the Financial Statements (rather than any notes thereto), the accounts receivable of the Company as set forth on the Financial Statements or arising since the date thereof (a) are valid and genuine; (b) have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the Ordinary Course of Business; (c) are not subject to set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (d) are collectible in the Ordinary Course of Business and will be fully collected without setoff within 120 days after having been created using commercially reasonable efforts (excluding litigation and assignment to a collection agency). No person has any Lien on any accounts receivable of the Company or any part thereof other than Permitted Liens, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made by the Company with respect to any of its accounts receivable.

3.26 Export Controls.

(a) The Company has complied with all applicable Laws relating to the importation or exportation of the products that are imported or exported by the Company, including in connection with the procurement or sale, supply, or other transfer of such items by the Company. All Taxes owed by the Company have been paid in full by the Company in connection with all imports and exports.

(b) To the Knowledge of the Company, neither the Company, nor any of its respective directors, officers, or employees are, or, at any time since January 1, 2011, were a person, or were owned or controlled directly or indirectly by, or acting on behalf of, a person, that is or was: (i) identified on: (A) the list of Specially Designated Nationals and Blocked Persons, or any other list, maintained by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”); (B) the Denied Persons, Entity or Unverified lists maintained by the Bureau of Industry and Security of the U.S. Department of Commerce under the Export Administration Regulations, (C) the lists maintained by the U.S. Department of State of Persons subject to sanctions by the U.S. Government for engaging in activities relating to proliferation or Iran (the lists identified in (A)-(C), above, collectively are referred to as “US Restricted Person List”); or (D) any other comparable list of persons subject to trade restrictions or sanctions imposed or administered by any Governmental Entity in any jurisdiction in which the Company operates (“Other Restricted Persons Lists”); or (ii) organized, incorporated, established, located, resident, or born in, or a citizen, national, or the government or a government instrumentality, of Crimea, Cuba, Iran, Libya (during the period between February 25, 2011 and December 16, 2011), Myanmar (f/k/a Burma), North Korea, Sudan, Syria, or any other country embargoed or subject to substantial trade restrictions by the Governmental Entity in any jurisdiction in which the Company operates.

(c) The Company and its directors, officers and employees have been at all times, and currently are, in compliance with applicable provisions of, and have not been and are not subject to, and have not engaged and are not engaging in activities that may cause them to become subject to, any penalties or sanctions under, any Law, regulation, executive order, rule, permit, license, directive, ruling, order, decree, ordinance, award, or other decision or requirement having the force or effect of law, of Canada, the United States or any other Governmental Entity that is binding on or applicable to the Company, imposing restrictions, requirements, conditions or sanctions in connection with international trade activities carried on by the Company.

(d) Neither the Company nor any of its directors, officers, or employees have: (i) violated, or engaged in any activities that may result in a violation of, or penalties, sanctions, or loss of tax benefits under, any Laws or the import/export laws or economic sanctions administered by the Governmental Entity in any jurisdiction in which the Company operates; or (ii) engaged in any activities with, in, involving, or related to: (A) Crimea, Cuba, Iran, Libya (during the period between February 25, 2011 and December 16, 2011), Myanmar (f/k/a Burma),

North Korea, Sudan, Syria; (B) persons organized, incorporated, established, located, or resident in the countries set forth in (A), above; (C) persons owned or controlled directly or indirectly by, or acting on behalf of, the Government of Cuba, Iran, Sudan, or Syria; or (D) persons who are nationals of Cuba, wherever located. Furthermore, there are no pending investigations or inquiries, including by any Governmental Entity, relating to compliance with, or unresolved questions or claims concerning any liability of the Company with respect to, the trade laws in any other jurisdiction in which the Company operates.

3.27 Anti-Corruption Compliance.

(a) Neither the Company nor any of its representatives or any other persons authorized to act on its behalf, has:

(i) given, offered, promised, or authorized any payment or provision of money or anything of value (including any loan, reward, advantage, or benefit of any kind), either directly or indirectly, to any officer, employee, or person acting in an official capacity or performing public duties or functions on behalf of (1) any government, including all levels and subdivisions of government from national to local; (2) any department, committee, agency, or instrumentality; (3) any business or commercial entity owned, managed, or controlled by a government, such as a national oil company; (4) any political party or official thereof; (5) any candidate for public office; (6) any officer, employee, or Agent of a public international organization, including for example the United Nations, the International Monetary Fund, or the World Bank (“Government Official”); or (7) any relative of any Government Official, to influence any act, decision, or omission of any Government Official, to obtain or retain business, to direct business to the Company or to gain any improper advantage or benefit for the Company (“Prohibited Payment”); or

(ii) given, offered, promised, or authorized the giving of money or anything of value, directly or indirectly, to any person while knowing or being aware of a probability that all or a portion of such money or thing of value would be used to make a Prohibited Payment; or

(iii) directly or indirectly, made, offered, promised to make, or authorized the making of any payment or provision of anything of value where such activity would constitute a bribe, kickback, influence payment, or Prohibited Payment.

(b) The Company, its representatives, and any other person authorized to act on behalf of the Company, has complied in all respects with any other applicable laws, rules, or regulations of relevant jurisdictions prohibiting bribery and corruption of public officials, including local anti-corruption laws in the countries in which the Company conducts business (“Anti-Corruption Laws”).

(c) The Company has not retained any undisclosed agents in connection with the business of the Company nor does the Company owe any obligations, financial or otherwise, to any agent in connection with Company business other than as disclosed on Schedule 3.27 of the Company Disclosure Schedules.

(d) No events, facts, or circumstances have occurred or exist that are reasonably likely to result in a finding of noncompliance with any Anti-Corruption Laws.

(e) The Company has not established or maintained any fund or asset that has not been recorded in the books and records of the Company.

(f) Neither the Company nor any of its representatives, or any other persons authorized to act on behalf of the Company, has been the subject of any investigation, litigation, inquiry, allegations, or administrative, enforcement, or other proceedings by any Governmental Entity or any customer or business partner regarding actual or alleged violations of any Anti-Corruption Laws. No such investigation, litigation, inquiry or proceeding is pending or, to the Knowledge of the Company, threatened, and there are no circumstances which are likely to give rise to any such investigation, litigation, inquiry, allegations, or proceedings.

3.28 Current Liabilities. The amount of the accounts payable and other current liabilities of the Company (other than the Outstanding Stakeholder Indebtedness and Retained Indebtedness) as at October 31, 2016 is not greater than $7,800,000.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to each of the Sellers and the Company as follows as of the date hereof and as of the Closing:

4.01 Corporate Organization. The Purchaser is a corporation duly organized, validly existing, and subsisting under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted.

4.02 Authority. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations under this Agreement and the Contemplated Transactions. The execution, delivery, and performance of this Agreement by the Purchaser and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate or other proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Company and the Sellers, constitutes a legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser and the consummation by the Purchaser of the Contemplated Transactions shall not, (i) violate its Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, violate any Law applicable to the Purchaser, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under any Contract to which the Purchaser is a party, except, with respect to clauses (ii) and (iii), for any such violations, breaches, defaults, or other occurrences which would not, individually or in the aggregate, prevent, or delay consummation of the Contemplated Transactions or otherwise prevent or delay the Purchaser from performing its obligations under this Agreement or the Contemplated Transactions.

(b) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser and the consummation by the Purchaser of the Contemplated Transactions shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for any of the notification requirements of the competition or antitrust laws of any applicable jurisdiction.

4.04 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Purchaser, threatened, against the Purchaser or any of its Affiliates before any Governmental Entity that would or seeks to delay or prevent the consummation of the Contemplated Transactions. As of the date of this Agreement, neither the Purchaser nor any of its Affiliates is subject to any continuing order of, consent decree, settlement agreement, or other similar written agreement with, or, to the Knowledge of the Purchaser, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination, or award of any Governmental Entity that would or seeks to delay or prevent the consummation of the Contemplated Transactions.

4.05 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Purchaser and the Company shall not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Purchaser.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.01 Public Announcements. Purchaser and the Sellers shall mutually consult concerning the initial news releases concerning this Agreement and the transactions contemplated hereby, and neither Party shall issue any such news release or other announcement without the consent of the other Party, except as otherwise required by applicable Law, including under the Securities Exchange Act of 1934, as amended. Thereafter, without the consent of the Purchaser and the Sellers, which consent shall not be unreasonably withheld or delayed, the Parties hereto will not, and will not permit any of their respective Affiliates or representatives to, issue or cause the publication of any news release or make any other public announcement with respect to the transactions contemplated by this Agreement, except as otherwise required by applicable Law.

5.02 Confidentiality. For a period of three (3) years after Closing, each of the Sellers shall continue to maintain the confidentiality of all non-public information, documents and materials relating to the Company, except to the extent disclosure of any such information (i) is required or requested by Law, regulation or judicial, legal or regulatory process, or reasonably occurs in connection with disputes over the terms of this Agreement; (ii) is required in connection with continued service to the Company; or (iii) is disclosed to lawyers, accountants, auditors or consultants to, or shareholders or investors of, any of Sellers (“Seller Representatives”) and prior to making any disclosure to any Seller Representatives, the applicable Seller shall have informed such Seller Representative of the confidential nature of the information and directed such Seller Representative to hold such information in confidence, and such Seller Representative shall have agreed to act in accordance with obligations of confidentiality substantially similar to the terms of this Section 5.02. In the event that any of the Sellers reasonably believes after consultation with counsel that it is required or has been requested by Law, regulation or judicial, legal or regulatory process to disclose any confidential information described in this Section 5.02, such Seller will (a) to the extent legally permitted, provide the Company with prompt notice before such disclosure so that the Company may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (b) reasonably cooperate with the Company (at the Company’s expense) in attempting to obtain such order or assurance. The provisions of this Section 5.02 shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain, other than by reason of breach by the applicable Party bound hereunder or its Affiliates.

5.03 Noncompetition; Nonsolicitation.

(a) For a period of five (5) years from the Closing Date (the “Restriction Period”), each of the Sellers shall not directly or indirectly through another person (other than any portfolio company of any Seller that is not controlled by such Seller) (i) induce or attempt to induce any employee of the Purchaser or its Affiliates (including the Company) to leave the employ of the Purchaser or such Affiliate, or in any way interfere with the relationship between the Purchaser or its Affiliates (including the Company) and any employee thereof, (ii) hire or employ any person who is or was an employee of the Purchaser or its Affiliates (including the Company), or (iii) call on, solicit or service any customer or other material business relationship of the Purchaser or its Affiliates (including the Company), in each case, in the steel industry (other than, if applicable, in the performance of duties as an employee or consultant of the Purchaser or its Affiliates (including the Company), or in any way interfere with the relationship between any such customer and the Purchaser or its Affiliates (including the Company) (including, without limitation, inducing such person to cease doing business with the Purchaser or its Affiliates (including the Company) or making any negative statements or communications about the Purchaser or its Affiliates (including the Company).

(b) None of the Sellers shall make any disparaging statement, either orally or in writing, regarding the Purchaser, the Company, the Business, products, or services thereof, or any of their respective equityholders, directors, officers, employees, or agents.

(c) If, at the time of enforcement of this Section 5.03, a court shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

(d) Each of the Sellers recognizes and affirms that in the event of breach by it of any of the provisions of this Section 5.03, money damages would be inadequate and the Purchaser and its Affiliates (including the Company) would have no adequate remedy at law. Accordingly, each of the Sellers agrees that the Purchaser and its Affiliates (including the Company) shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and each of the Sellers’ obligations under this Section 5.03 not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 5.03 (including, without limitation, the extension of the Restriction Period by a period equal to (i) the length of the violation of this Section 5.03 plus (ii) the length of any court proceedings necessary to stop such violation). In the event of a breach or violation by any of the Sellers of any of the provisions of this Section 5.03, the running of the Restriction Period (but not of such Sellers’ obligations under this Section 5.03) shall be tolled with respect to such Seller during the continuance of any actual breach or violation.

5.04 Further Action; Commercially Reasonable Efforts. Each of the Purchaser and the Company hereto shall use its commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary under applicable Law or otherwise to consummate the Contemplated Transactions, (b) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required under applicable Law to be obtained by the Purchaser or the Company or any of their respective Subsidiaries in connection with the authorization, execution, and delivery of this Agreement, and (c) promptly make all necessary filings, and thereafter respond to any further requests for information, with respect to the Contemplated Transactions required under any applicable antitrust, competition or fair trade Laws with respect to the Contemplated Transactions. Subject to appropriate confidentiality protections, the Purchaser and the Company shall cooperate with each other in connection with the prompt making of all filings and in responding to any government requests for information, and shall furnish to the other Party all necessary information and assistance as the other Party may reasonably request with respect to the foregoing.

5.05 Fees and Expenses. Except as otherwise set forth in this Agreement, all Expenses incurred in connection with this Agreement shall be paid by the Party incurring such Expenses. As used in this Agreement, “Expenses” includes all reasonable out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers (if any), experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and all other matters related to the Contemplated Transactions.

5.06 Release.

(a) Each of the Sellers, on behalf of such Seller (individually, a “Releasor” and, collectively, the “Releasors”), irrevocably and unconditionally releases, promises, quitclaims, discharges, and holds harmless (i) the Purchaser and its respective Affiliates, (ii) the Company and its respective Affiliates, and (iii) in the case of the parties released in each of (i) and (ii), each of their respective officers, directors, shareholders, investors, members, advisors, and Affiliates and their respective heirs, estates, representatives, and successors and assigns, as applicable (individually, a “Released Party” and, collectively, the “Released Parties”), jointly and individually, from and with respect to any and all past, present, and future causes of action, claims, demands, contracts, debts, liabilities, obligations, promises, injuries, administrative fees and expenses, attorneys’ fees, damages, costs and expenses, charges, and suits at law or equity, of whatever nature, foreseen or unforeseen, actual or potential, for, upon, or by reason of any matter, cause, or thing whatsoever relating to or arising under any contract, tort, federal, state, or local Law, rule, ordinance, or regulation which any Releasor now has or ever had or may in the future have, for, upon, or by reason of any matter, cause, event, occurrence or thing whatsoever on account of, or arising out of, (i) any transaction or event that has occurred prior to the execution and delivery of this Agreement, (ii) the operation of the Company or any of its Affiliates at or prior to the Closing Date, (iii) any interest in the equity of the Company or any of its Affiliates that any Releasor ever had, now has, or may hereafter have against the Company or any of its respective Affiliates, (iv) any oral or written agreement, arrangement, understanding, or relationship with the Company or any of its Affiliates, (v) termination of employment with the Company or any of its Affiliates, (vi) other than as provided in the proviso at the end of this sentence, any rights to indemnification or reimbursement from the Company or any of its Affiliates, whether pursuant to the Company’s governing documents, contract, or otherwise, and whether or not relating to claims pending, or asserted after, the Closing Date, or (vii) any other matters, including any claims for compensation, consideration, or monies or claims of discrimination or retaliation claims under any alleged violation of any local, state or federal statutory or common law, regulation or ordinance based on age, sex, race, religion, color, national origin, disability, marital status, appearance or sexual orientation or any claim for wrongful termination or defamation, whether in tort, contract or otherwise (the “Released Claims”); provided, however, that, for purposes of this Section 5.06 “Released Claims” does not include a release of any obligations of the Purchaser or the Company to any of the Sellers under the terms of this Agreement or any other Transaction Document deliverable in accordance with this Agreement. This general release of claims includes all claims or causes of action based upon torts (including negligence, fraud, misrepresentation, defamation, libel, slander, tortious interference, or wrongful discharge) or express or implied contracts (including prior agreements, whether written or oral, between such Seller and the Company or any of their respective Affiliates). This general release is for any relief, no matter how denominated, including wages, back pay, front pay, commission, severance pay, compensatory or consequential damages, punitive damages, injunctive or declaratory relief, or attorneys’ fees.

(b) The applicable portion of the Purchase Price is given to each of the Sellers in return for, among other things, such Seller’s promise not to initiate any arbitration proceeding or any court or judicial-type proceeding against a Released Party that involves any Released Claim. If a court determines that a Seller has violated this Agreement by initiating such proceeding or suing a Released Party, each of the Sellers agrees that such Seller shall pay all costs and expenses of defending against the proceeding or suit incurred by such Released Party. Each of the Sellers represents that he or she has no lawsuit, claim, or action pending in such Seller’s own name, or on behalf of any other person or entity, against any Released Party. Each of the Sellers expressly acknowledges that the payments and benefits being offered to such Seller herein constitute consideration for the foregoing releases in this Section 5.06 to which such Seller would not otherwise be entitled but for such Seller’s execution of this Agreement. Each of the Sellers represents and warrants that there has been no assignment or other transfer of any interest of any claim or demand which such Seller may have against a Released Party.

ARTICLE 6

INDEMNIFICATION

6.01 Survival of Representations and Warranties. Except in the case of fraud or intentional misrepresentation, the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement (collectively, the “Acquisition Documents”) shall survive the Closing for a period of twelve (12) months; provided, however, (a) the representations and warranties made in Section 2.01 (Authority), Section 2.03 (Share Ownership) and Section 2.05 (Brokerage) shall survive the Closing indefinitely. Notwithstanding the immediately preceding sentence, if written notice of a claim has been given in good faith prior to the expiration of the applicable representations and warranties by a Party hereto to another Party hereto, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved. Any examination made by, for or on behalf of any Party hereto, the knowledge (or Knowledge) of any Party hereto or any of their respective directors, officers, employees, agents or representatives and the acceptance of any certificate or opinion by or on behalf of any of the Parties hereto, in each case, shall in no way affect any representation, warranty, covenant or agreement contained in any Acquisition Document or any rights to indemnification in respect thereof.

6.02 Indemnification by Sellers. Subject to the provisions of this Article 6, the Purchaser and its directors, officers, employees, Affiliates (including the Company), agents, representatives, successors and assigns (collectively, the “Purchaser Indemnitees”) shall be indemnified and held harmless by each Seller, severally (except as specified below), for any and all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities, interest, awards, Taxes, diminution in value and settlement amounts (collectively, “Losses” and individually, a “Loss”) arising out of or resulting from any of the following:

(a) the breach of any representation or warranty made by such Seller in the Acquisition Documents;

(b) the breach of any covenant or agreement made by such Seller in the Acquisition Documents; and

(c) all Transaction Expenses incurred by White Oak or the Company prior to the Closing to the extent unpaid as of the Closing (such indemnification to be given by White Oak only, and not CK Pearl), which shall, for certainty, exclude Transaction Expenses of the type referred to in paragraph (ii) and (iii) of the definition thereof.

For purposes of determining a breach of any of the Parties’ representations and warranties, such breach shall be determined without regard to any materiality, in all material respects, or Material Adverse Effect qualifier contained in such representation or warranty.

6.03 Indemnification by the Purchaser. After the Closing and subject to the provisions of this Article 6, the Sellers and (as applicable) their respective directors, officers, trustees, beneficiaries, successors, and assigns (collectively, the “Sellers Indemnitees”) shall be indemnified and held harmless by the Purchaser for any and all Losses arising out of or resulting from any of the following:

(a) the breach of any representation or warranty made by the Purchaser in the Acquisition Documents; and

(b) the breach of any covenant or agreement made by the Purchaser in the Acquisition Documents.

6.04 Limitations on Liability. Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims based on (i) fraud, or (ii) any breach of the representations or warranties set forth in Section 2.03 (Share Ownership):

(a) the maximum liability under this Agreement that may be recovered from the Sellers or Purchaser, as applicable, are as follows:

(i) the maximum aggregate amount of liability that the Purchaser may have for breaches of representations or warranties made in this Agreement (including, without limitation, in respect of Indemnifiable Losses hereunder) shall not exceed the net amount distributed to the Sellers at Closing as set forth on the Flow of Funds; and

(ii) the maximum aggregate amount of liability that either Seller may have for breaches of representations or warranties made in this Agreement (including, without limitation, in respect of Indemnifiable Losses hereunder) shall not exceed, in the aggregate for all such breaches with respect to the applicable Seller, the net amount distributed to such Seller at Closing as set forth on the Flow of Funds;

(b) no indemnification payment by the Sellers or the Purchaser with respect to any indemnifiable Losses otherwise payable under Section 6.02(a) or Section 6.03(a), as applicable, shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $50,000 (the “Basket”), after which time the Sellers or the Purchaser, as applicable, shall be liable in full for all indemnifiable Losses relating back to the first dollar of Losses, subject to the other provisions of this Agreement; and

(c) the indemnification by Sellers pursuant to Section 6.02 shall be several, and not joint, with respect to any breach or inaccuracy of the representations and warranties contained in Article 2 and breach of covenants.

6.05 Indemnification Procedures.

(a) For purposes of this Article 6, a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party which may be entitled to indemnification is referred to as the “Indemnified Party.”

(b) The obligations of Indemnifying Parties under this Article 6 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article 6 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall promptly give all Indemnifying Parties notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article 6 except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

(c) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if the Indemnifying Party gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials, and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which will not be unreasonably withheld) prior to (i) ceasing to defend any Third Party Claim or (ii) entering into any settlement of any Third Party Claim if such settlement involves (A) a finding or admission of wrongdoing by the Indemnified Party, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such claim or (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages.

(d) Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

6.06 Manner of Payment. Indemnification of any Purchaser Indemnitee or any Seller Indemnitee with respect to both Third Party Claims and Direct Claims pursuant to this Article 6 shall be effected by wire transfer of immediately available funds (the “Indemnification Amount”) from the applicable persons to an account designated in writing by the applicable Purchaser Indemnitee or the Seller Indemnitee, as the case may be, within fifteen (15) calendar days after the determination thereof.

6.07 Liability of the Company. After the Closing, the Company shall not have any Liability to any of the Sellers for any breach of any representation or warranty made by any of the Sellers or the Company to the Purchaser in this Agreement, in any certificate or document furnished in connection with this Agreement by any of the Sellers, the Company or any other agreement contemplated hereby to which any of the Sellers or the Company or any Affiliate of any of the Sellers or the Company is or is to become a party.

6.08 Interest. All damages owed hereunder shall accrue interest at the prime rate as reported by the Wall Street Journal, plus three (3) percent from the date such damages occurred to the date of payment, and such interest shall be paid at the time of payment of such damages.

6.09 Purchase Price Adjustments. Any amounts payable under Section 6.02 and Section 6.03 shall be treated by the Purchaser and the Sellers as an adjustment to the Purchase Price.

6.10 Special Rule for Fraud. Notwithstanding anything in this Agreement or any other agreement contemplated hereby to the contrary, in no event shall any limitation or restriction on any rights or remedies set forth in this Agreement limit or restrict the rights or remedies of any Purchaser Indemnitee for fraud by any of the Sellers, the Company or any of their respective Affiliates or representatives arising out of the Contemplated Transactions.

6.11 Representations, Warranties, and Covenants. Any limitation or qualification set forth in any one representation and warranty in this Agreement shall not limit or qualify any other representation and warranty in this Agreement, and any breach or non-breach of any one representation and warranty in this Agreement shall not determine whether there is a breach or non-breach of any other representation and warranty in this Agreement. The right to indemnification under this Article 6 or any other remedy based on the breach or inaccuracy of any representation or warranty in this Agreement, or breach of, or noncompliance with, any covenant or obligation in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to, any such representation, warranty covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

ARTICLE 7

GENERAL PROVISIONS

7.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be deemed given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a internationally recognized next-day courier service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested), (d) if sent by facsimile transmission, when transmitted and receipt is confirmed, or (e) if sent by email of a PDF document, with confirmation of transmission. All notices under this Article 7 shall be delivered by courier, facsimile transmission, or email to the respective Parties at the addresses provided in accordance with this Section 7.01. All notices hereunder shall be delivered to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.01).

If to the Purchaser or Company:

Ampco-Pittsburgh Corporation

726 Bell Avenue, Suite 301

Carnegie, Pennsylvania 15106

United States of America

Attention: Masha Trainor, Vice President, General Counsel and Secretary

Fax: 412-456-4139

Email: mtrainor@ampcopgh.com

With a copy to:

McMillan LLP

1500 – 1055 West Georgia Street,

Vancouver, British Columbia, Canada V6E 4N7

Attention: Sandra Knowler

Fax: 604-685-7084

Email: sandra.knowler@mcmillan.ca

If to CK Pearl Fund, Ltd. and/or CK Pearl Fund LP:

c/o Crestline Investors, Inc.

201 Main Street, Suite 1900

Fort Worth, Texas 76102

(817) 339-7483

Attention: Jesús H. Payán

Email: jpayan@crestlineinc.com

With a copy to:

Wildeboer Dellelce Place

Suite 800, 365 Bay Street

Toronto Ontario M5H 2V1

Attention: James Padwick

Fax: 416-361-1790

Email: jpadwick@wildlaw.ca

If to White Oak:

c/o Purrington Moody Weil LLP

414 West 14th Street, 4th Floor,

New York, NY 10014

Attention: Neil M. Freeman

Fax: 212-431-7124

Email: nfreeman@Purringtonmoody.com

7.02 Certain Definitions; Construction.

(a) For purposes of this Agreement:

“Accounting Principles” means generally accepted accounting principles as set out in the CPA Canada Handbook – Accounting Standards for Private Enterprises, as applicable at the relevant time applied on a consistent basis.

“Affiliate” of a specified person means a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Assets” means the assets and properties of the Company.

“Business Day” means any day on which banks are not required or authorized to close in the City of Pittsburgh, Pennsylvania and the City of Toronto, Ontario.

“Cash” means, with respect to the Company, all cash, all cash equivalents, all restricted cash, marketable securities and deposits with third parties (including landlords), in each case determined in accordance with the Accounting Principles. For the avoidance of doubt, Cash shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company. The amount of Cash shall be reduced by the amount of any non-U.S. withholding or any Tax that would be paid with respect to repatriation of such Cash.

“Contemplated Transactions” means all of the transactions contemplated by the Transaction Documents, including (i) the purchase and sale of the Purchased Shares, (ii) the execution, delivery, and performance of this Agreement and any agreements contemplated by or ancillary to this Agreement, and (iii) the performance by the Purchaser, the Sellers, and the Company of their respective obligations under the Transaction Document, to which it is a party, and any agreements contemplated by or ancillary to this Agreement.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Employment Agreement” means the executive employment agreement between the Company and Tim Clutterbuck dated as of November 1, 2016;

“Environmental Claim” means any claim by any Governmental Entity for enforcement, cleanup, removal, response, remedial or other actions or damages or penalties pursuant to any applicable Environmental Law, and any claim or action by any third party seeking damages, compensation, or injunctive relief from the presence of Hazardous Materials or arising from the violation or alleged violation of Environmental Law or injury or threat of injury to health, safety, or the environment.

“Environmental Laws” means any Law and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law relating to (A) releases or threatened releases of Hazardous Materials or materials containing Hazardous Materials; (B) the manufacture, handling, transport, use, treatment, storage, emission, discharge or disposal of Hazardous Materials or materials containing Hazardous Materials; or (C) pollution or protection of the environment, natural resources, or of worker health and safety or of human health and safety as it is affected by Hazardous Materials or materials containing Hazardous Materials.

“Environmental Permits” means any permit, license, registration, approval, or any other authorization by a Governmental Entity pursuant to Environmental Law.

“Family” of an individual means (i) the individual, (ii) the individual’s spouse, and (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree.

“Guaranty” shall mean any agreement, undertaking or arrangement by which any person guarantees, endorses or otherwise becomes or is contingently liable upon the debt, obligation or other liability of any other person (other than by endorsements of instruments in the ordinary course of collection), or guarantees of the payment of dividends or other distributions upon the shares of any other person.

“Hazardous Materials” means those substances, materials, contaminants, or wastes, defined as toxic, hazardous, or acutely hazardous, in or regulated under applicable Environmental Laws, and asbestos, toxic mold, petroleum and petroleum products or byproducts, noise, odor, or any other substance, material or waste for which liability or standards of conduct may be imposed under any Environmental Laws.

“Indebtedness” as applied to any person, means without duplication: (i) all obligations of such person for borrowed money or in respect of loans or advances; (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such person; (v) all capitalized lease liabilities of such person; (vi) all interest rate protection agreements of such person (valued on a market quotation basis); (vii) all obligations of such person secured by a contractual lien; (viii) all Guaranties of such person in connection with any of the foregoing; (ix) any debt-like obligation or financing-type arrangement in respect of the deferred purchase price of property or property received as of the Closing with respect to which such person is liable, contingently or otherwise, as obligor or otherwise; and (x) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing.

“Intellectual Property” means any and all of the following throughout the world: (i) any invention (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Canadian, United States and other foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations thereof; (ii) all trade names, trade dress, logos, slogans, corporate names, trademarks, service marks and Internet domain names and all registration applications, registrations and renewals in connection therewith, and all goodwill associated therewith; (iii) all works of authorship (whether or not copyrightable) and copyrights and all registration applications, registrations, and renewals in connection therewith and all derivations and combinations thereof; (iv) proprietary software; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all other proprietary and intellectual property rights; and (vii) all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case whether protected, created or arising under the Laws of Canada, the United States or any non-Canadian/non-United States jurisdiction.

“Issued Shares” means 100 common shares in the capital of the Company.

“Knowledge” means:

(i) with respect Sellers, means in the case of White Oak, the actual knowledge of Matt Katz, and in the case of CK Pearl, the actual knowledge of Daniel Gabay;

(ii) with respect to the Company, the actual knowledge of Tim Clutterbuck, Lynn Currie, Kevin Kingsley-Williams and Gary Mayne, and the knowledge that each could be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation concerning the existence of the matters addressed; and

(iii) with respect to the Purchaser, the actual knowledge of any director or officer of such Purchaser.

“Law” means any law, statute, common law, rule, code, executive order, directive, ordinance, regulation, order, statutory guidance, regulatory code of practice, permit or term or condition thereof, binding action or other requirement issued, entered, enforced or applied by any Governmental Entity.

“Liability” with respect to any person or any property of such person, means any and all debt, liability or obligation of such person of any nature, kind, character or description whatsoever, whether or not due or to become due, known or unknown, accrued, unaccrued, fixed, absolute, matured, liquidated, asserted, conditional, secondary, potential, determined, determinable or contingent, executory, liquidated or unliquidated, secured or unsecured, insured or uninsured, joint or several, vested or unvested and whether or not incurred directly by such person or by any predecessor of such person, whether or not required to be accrued on the financial statements of such person and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service, set-off, recoupment, counterclaim or otherwise.

“Liens” means all mortgages, pledges, liens, claims, security interests, options to purchase, rights of first offer, rights of first refusal, charges, restrictive covenants, conditional sale contract or other title retention agreements or similar interests or instruments, easement, right of way, development or like agreement, license, lease, defect, encroachment or other encumbrance whether created or arising by agreement, statute or otherwise at law, attaching to property, interests or rights, whether registered or unregistered, and shall be construed in the widest possible terms and principles known under the law applicable to such property, interests or rights and whether or not they constitute specific or floating charges as those terms are understood under the laws of the Province of Ontario.

“Material Adverse Effect” means any event, circumstance, development, change, or effect that, individually or in the aggregate with all other events, circumstances, developments, changes, or effects, is or could reasonably be expected to be materially adverse to (i) the business, properties, assets, liabilities, results of operations, employees, customer or supplier relationships or financial condition of the Company, taken as a whole or (ii) the ability of the Company to perform its obligations hereunder; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or shall be, a “Material Adverse Effect”: any event, circumstance, development, change, or effect resulting from (i)

changes in Law or the Accounting Principles or (ii) general economic, political, or financial market conditions, unless such conditions affect the Company in a disproportionate manner as compared to other companies in the same industry.

“Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a person.

“MidCap” means MidCap Funding X Trust, as Agent for the lenders under the MidCap Credit Agreement.

“Midcap Obligations” means the obligations of the Company under the Credit and Security Agreement between the Company, Midcap and the lenders from time to time party thereto, dated September 18, 2014, as amended, supplemented or otherwise modified prior to the date hereof (the “Midcap Credit Agreement”) and all Financing Documents (as defined in the MidCap Credit Agreement) and the loan documents related thereto and including, without limitation, the “Obligations” (as defined in the MidCap Credit Agreement).

“Midcap Security” means all Liens granted in favour of Midcap (on behalf of the lenders) or the lenders under the Financing Documents (as defined in the MidCap Credit Agreement) as security for the Midcap Obligations.

“Organizational Documents” means (i) in the case of a person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (ii) in the case of a person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Percentage” means the percentage, with respect to each of the Sellers, set forth opposite the name of each such Seller on Schedule 2.03 attached hereto, based on the percentage of the Purchase Price to be allocated to each such Seller.

“Permitted Liens” means Liens for (i) Taxes not yet due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with the Accounting Principles; (ii) inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of construction, maintenance, repair or operation of assets of the Company, in each case, (A) that are related to obligations not due or delinquent, (B) that are not registered against title to any assets of the Company, and (C) in respect of which adequate holdbacks are being maintained as required by applicable Law; (iii) servitudes, easements, encroachments and other minor imperfections of title which do not, individually or in the aggregate, materially detract from the value of or impair the use or marketability of any real property; (iv) Liens relating to the Midcap Security, and (v) Liens listed in Schedule 7.02 of the Company Disclosure Letter.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Related Person” means, with respect to a particular individual: (i) each other member of such individual’s Family; (ii) any person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (iii) any person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any person with respect to which such individual or one or more members of such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified person other than an individual, Related Person means: (i) any person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (in a similar capacity); (ii) any person that holds a Material Interest in such specified person; (iii) each person that serves as a director, officer, partner, executor, or trustee of such specified person (or in a similar capacity); (iv) any person in which such specified person holds a Material Interest; (v) any person with respect to which such specified person serves as a general partner or a trustee (or in a similar capacity); and (vi) any Related Person of any individual described in clause (ii) or (iv) above.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” means the officers, directors, employees, accountants, legal counsel, financing sources, and agents of the Purchaser.

“Subsidiary” or “Subsidiaries” of the Company, the Purchaser, or any other person, means any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

“Tax” or “Taxes” mean any and all federal, state, local and foreign income, gross receipts, payroll, employment, excise, stamp, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other taxes of any kind whatsoever (together with interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Entity.

“Tax Returns” means returns, declarations, claims for refund, or information returns or statements, reports, and forms, relating to Taxes filed or required to be filed with any Governmental Entity (including any schedule or attachment thereto) with respect to the Company, including any amendment thereof.

“Transaction Documents” means, collectively, this Agreement, the Employment Agreement and the Flow of Funds, in each case and together with all annexes, exhibits and schedules attached thereto, and in each case as amended, restated, supplemented or otherwise modified in accordance with the terms thereof.

“Transaction Expenses” means an amount equal to all fees, costs, and expenses incurred on or prior to the Closing Date by the Company or any of the Sellers, in each case, in connection with the preparation, negotiation, execution, delivery, and performance of the Transaction Documents, including, (i) fees and disbursements of counsel, financial advisors, consultants and accountants to the Company or any of the Sellers, other than legal fees payable to Hogan Lovells LLP in the amount of $4,726 or any fees relating to services in respect of the Amendment No. 8 to the Midcap Credit Agreement and $2,234 payable to BDO Canada LLP relating to services provided in connection with the Contemplated Transactions, (ii) all fees and payments payable by the Company in connection with the Transaction Documents or the transactions contemplated thereby or otherwise, including fees and payments to obtain any consents, approvals or authorizations necessary in connection with the Transaction Documents or the transactions contemplated thereby, other than $1,000 for legal fees in respect of the consent obtained from the Industrial Electricity System Operator and (iii) all change of control, closing, severance or retention or similar bonuses, benefits or payments payable or owing to any manager, officer or employee of the Company as a result of, or in connection with, the Transaction Documents or any of the transactions contemplated thereby, including, any applicable payroll Taxes associated with such bonuses, benefits or other payments.

(b) When a reference is made in this Agreement to Sections or Schedules such reference shall be to a Section or Schedule of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

7.03 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.04 Entire Agreement; Assignment. This Agreement, that certain Confidentiality Agreement dated July 23, 2015, by and between Ampco-Pittsburgh Corporation and the Company, and the other agreements referenced herein or delivered in connection herewith constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and undertakings, both written and oral, among the Parties hereto, or any of them, with respect to the subject matter hereof and thereof, including the Indication of Interest dated August 26, 2016, between the Purchaser and the Company, as amended by letter dated October 17, 2016. This Agreement shall not be assigned by the Company or any Seller (whether pursuant to a merger, by operation of law or otherwise), except with the prior written consent of the Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

7.05 Consideration; Recitals. The Parties acknowledge the mutual receipt and sufficiency of valuable consideration for the formation of the legally binding contract represented by this Agreement. That consideration includes all of the representations, warranties, covenants and obligations contained in this Agreement. The recitals set forth on page one of this Agreement are incorporated into this Agreement and made a part of this Agreement.

7.06 Amendment and Waiver; Cumulative Effect. To be effective, any amendment or waiver under this Agreement must be in writing and signed by the Party against whom enforcement of the same is sought. Neither the failure of any Party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other Party with its obligations under this Agreement, nor any custom or practice of the Parties at variance with the terms of this Agreement, shall constitute a waiver by such Party of its right to exercise any such right, power or remedy or to demand such compliance. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. The rights and remedies of the Parties are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter at law, in equity, by statute or otherwise.

7.07 Exclusive Remedy. Except for any injunctive relief and specific performance as provided in Section 7.08 and 5.03, and except in the case of fraud or intentional misrepresentation, the sole and exclusive remedy for each Party for any obligations or liabilities arising under, or related to, this Agreement and the Contemplated Transactions shall be limited to the remedies set forth in Article 6 of this Agreement.

7.08 Specific Performance. Each of the Company and the Purchaser and the Sellers acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive or other equitable relief (without posting of bond or other security).

7.09 Cumulative Rights and Remedies. The rights to indemnification of the Parties under this Agreement are independent, several, cumulative and non-exclusive and are in addition to the other rights and remedies that the Parties may have in law or equity.

7.10 Schedules. The disclosures in the Schedules attached hereto, Sellers’ Disclosure Schedule and the Company Disclosure Schedule, and those in any supplement to such schedules, relate only to the representations and warranties in the Section of this Agreement to which they expressly refer and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in this Agreement and those in the Schedules attached hereto, Sellers’ Disclosure Schedule, or the Company Disclosure Schedule, the statements in this Agreement will control.

7.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and except as expressly set forth herein, nothing in this Agreement is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, but, for the avoidance of doubt, than Sections 6.02 and 6.03 are intended to be for the benefit of the persons covered thereby and may be enforced by such persons.

7.12 Governing Law; Consent to Exclusive Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario without regard to the conflict of laws principles thereof.

7.13 Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with, this Agreement or the Contemplated Transactions. Each of the Parties hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the Contemplated Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.13.

7.14 Headings. The descriptive headings contained in this Agreement, the Schedules, the Sellers’ Disclosure Schedule, and the Company Disclosure Schedule are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

7.15 Currency. Any reference in this Agreement to $ or Dollars is to the lawful currency of the United States.

7.16 Counterparts. This Agreement may be executed and delivered (including by PDF or facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Purchaser, each Seller, and the Company have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

PURCHASER:

AMPCO UES SUB, INC.

By:	/s/ John Stanik
Name:	John Stanik
Title:	Chairman

COMPANY:

ASW STEEL INC.

By:	/s/ Tim Clutterbuck
Name:	Tim Clutterbuck
Title:	President

SELLERS:

CK PEARL FUND, LTD., by
Crestline-Kirchner, L.P., its investment manager, by
Crestline Investors, Inc., its general partner

By:	/s/ John S. Cochran
Name:	John S. Cochran
Title:	Vice-President

CK PEARL FUND LP, by
Crestline-Kirchner, L.P., its investment manager, by
Crestline Investors, Inc., its general partner

By:	/s/ John S. Cochran
Name: John S. Cochran
Title: Vice-President

WHITE OAK STRATEGIC MASTER FUND, L.P. by
Crestline-Kirchner, L.P., its investment manager, by
Crestline Investors, Inc., its general partner

By:	/s/ John S. Cochran
Name: John S. Cochran
Title: Vice-President

Attachment A

INDEX OF DEFINED TERMS

Defined Term	Location of Definition
Accounting Principles	§ 7.02(a)
Acquisition Documents	§ 6.01
Action	§ 3.11
Affiliate	§ 7.02(a)
Agreement	Preamble
Anti-Corruption Laws	§ 3.27(b)
Assets	§ 7.02(a)
Audited Financial Statements	§ 3.07(a)
Bankruptcy and Equity Exception	§ 2.01
Basket	§ 6.04(b)
Business	Preamble
Business Day	§ 7.02(a)
Cash	§ 7.02(a)
Closing	§ 1.03
Closing Date	§ 1.03
Cash Payment	§ 1.02(a)(i)
Company	Preamble
Company Disclosure Schedule	§ 2.02
Company Intellectual Property Rights	§ 3.16(b)
Company Stock	§ 3.03(a)
Contemplated Transactions	§ 7.02(a)
Contract	§ 2.02
control	§ 7.02(a)
Debt Payment	§ 1.02(a)(i)(B)b
Direct Claim	§ 6.05(d)
Employment Agreement	§ 7.02(a)
Environmental Claim	§ 7.02(a)
Environmental Laws	§ 7.02(a)
Environmental Permits	§ 7.02(a)
Existing Permit	§ 3.05(a)
Expenses	§ 5.05
Family	§ 7.02(a)
Financial Statements	§ 3.07(a)
Flow of Funds	§ 1.05(a)
Government Official	§ 3.27(a)(i)
Governmental Entity	§ 3.05(b)
Guaranty	§ 7.02(a)
Hazardous Materials	§ 7.02(a)
Indebtedness	§ 7.02(a)
Indemnification Amount	§ 6.06
Indemnified Party	§ 6.05(a)

Defined Term	Location of Definition
Indemnifying Party	§ 6.05(a)
Intellectual Property	§ 7.02(a)
Investments	§ 3.01(c)
Issued Shares	§ 7.02(a)
Knowledge	§ 7.02(a)
Law	§ 7.02(a)
Leased Properties	§ 3.14(b)
Liability	§ 7.02(a)
Liens	§ 7.02(a)
Losses	§ 6.02
Material Adverse Effect	§ 7.02(a)
Material Interest	§ 7.02(a)
MidCap	§ 7.02(a)
MidCap Obligations	§ 7.02(a)
MidCap Security	§ 7.02(a)
OFAC	§ 3.26(b)
Ordinary Course of Business	§ 3.10
Organizational Documents	§ 7.02(a)
Other Restricted Persons List	§ 3.26(b)
Outstanding Stakeholder Indebtedness	§ 1.04(c)
Owned Real Property	§ 3.14(a)
Party or Parties	Preamble
Percentage	§ 7.02(a)
Permitted Liens	§ 7.02(a)
person	§ 7.02(a)
Plans	§ 3.12(a)
Products	§ 3.26(a)
Prohibited Payment	§ 3.27(a)(i)
Purchase Price	§ 1.02(a)
Purchased Shares	Recitals
Purchaser	Preamble
Purchaser Indemnitees	§ 6.02
Real Property	§ 3.14(b)
Real Property Leases	§ 3.14(b)
Reference Balance Sheet	§ 3.07(a)
Related Person	§ 7.02(a)
Release	§ 7.02(a)
Released Claims	§ 5.06(a)
Released Party or Released Parties	§ 5.06(a)
Releasor	§ 5.06(a)
Representative	§ 7.02(a)
Restriction	§ 5.03(a)
Retained Indebtedness	§ 1.03
Retention Obligations	§ 1.02(a)(i)(B)a

2

Defined Term	Location of Definition
Sellers	Preamble
Sellers Indemnitees	§ 6.03
Sellers’ Disclosure Schedule	§ 2.03
Seller Representatives	§ 5.02
Services	§ 3.26(a)
Specified Contract	§ 3.19(c)
Subsidiary or Subsidiaries	§ 7.02(a)
Tax or Taxes	§ 7.02(a)
Tax Returns	§ 7.02(a)
Third Party Claims	§ 6.05(b)
Transaction Documents	§ 7.02(a)
Transaction Expenses	§ 7.02(a)
US Restricted Person List	§ 3.26(b)
Unaudited Financial Statements	§ 3.07(a)

3